SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant     ☐

Filed by a Party other than the Registrant    ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ClearBridge Energy Midstream Opportunity Fund Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Paul Kazarian

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ClearBridge Energy Midstream Opportunity Fund Inc. NYSE: EMO

Saba Capital Management, L.P.

+1-212-542-4646

SabaProxy@sabacapital.com

Dear Fellow Shareholders:	6 March 2023

The Franklin Templeton Investment Team Managing the ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund”) Has Failed its Investors

Despite the substantial rally in energy prices over the past three years, the Fund’s share price is down a staggering -20% (including all distributions paid) since the Fund’s inception in 2011. This loss is more concerning when compared against the Fund’s self-proclaimed benchmark (The Alerian MLP Index) which is up +50% during the same period. The Fund’s manager (the “Manager”), as captain of the ship during this plunge, is responsible for causing you tremendous monetary losses. Over the past three-years, the Fund’s share price is down -5% including all distributions paid. While, over the same period, the Alerian MLP ETF (Ticker: AMLP) is up +35% and the Energy Select Sector SPDR Fund (Ticker: XLE) is up +80%.

You may wonder what caused this jarring underperformance.

We believe it is due to the Fund’s subpar risk management and aggressive use of unstable financial leverage. In 2020, the Fund’s leverage of an already volatile portfolio of energy stocks backfired causing the Fund to become a forced seller, dumping your assets at massive losses when oil futures tumbled during the Covid-19 selloff.

Unbelievably, last week the Fund extolled its usage of leverage in its preliminary proxy, stating that they “are not subject to daily cash flows” and “portfolio managers are not burdened by non-investment considerations”. This must be hard to read for the thousands of retail investors who suffered such substantial losses due to the perils of excess leverage.

Why was the Fund so levered? One explanation may be that the Manager is paid more when it levers up your investment, creating a potentially perverse incentive for Manager to increase your risk to increase its pay.

Long before the 2020 debacle, the Fund was disappointing shareholders with consistent underperformance. In fact, every week for the last seven years the Fund has traded at a discount to NAV. As we have successfully shown in many prior closed-end fund campaigns, there are simple tools available to the Board to eliminate the discount to NAV.

The Board has Taken Drastic Steps to Entrench Itself and Dilute Common Shareholders

In an effort to stop shareholders from replacing members of the Fund’s board of directors (the “Board”), the current Board has enacted provisions in the Fund’s governing documents and restructured the Fund in a way that significantly dilutes your voting rights.

A Class-Action Law Firm is Investigating the Fund and its Board for Breach of Fiduciary Duty

Relatedly, and as shareholders of the Fund, you should also be aware that a class-action law firm is currently investigating the Fund and the Board to get to the bottom of hundreds of millions of dollars of shareholder losses.

What can You do Now?

Saba, the Fund’s largest common shareholder, has nominated a highly qualified professional from its firm to join the Board to help unlock and restore shareholder value. You can support our case for change by voting the GOLD proxy card.

PLEASE VOTE FOR THE ELECTION OF SABA’S NOMINEE (PROPOSAL 1) ON THE GOLD PROXY CARD

Sincerely,

Saba Capital Management, L.P.

Important Information

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“Saba I”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and Saba I, “Saba”) and Paul Kazarian (“Mr. Kazarian” or the “Nominee,” and together with Saba, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GOLD proxy to be used in conjunction with the solicitation of proxies from the shareholders of ClearBridge Energy Midstream Opportunity Fund Inc., (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, furnished to some or all of the Fund’s shareholders and is, along with other relevant documents, available at no charge on the SEC website and http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 28, 2023. This document is available free of charge on the SEC website.